                                                                    EXHIBIT 12.1

                                  VIASAT, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           (in thousands, except ratio data and footnoted information)

                                                                                                                     For the nine
                                                                  For the years ended March 31,                      months ended
                                                 -------------------------------------------------------------      ---------------
                                                   1999         2000         2001         2002          2003        January 2, 2004
                                                 --------     --------     --------     --------      --------      ---------------
Earnings available to cover fixed charges:

Pretax income (loss) from continuing
   operations before adjustment for minority
   interests in consolidated subsidiaries or
   income or loss from equity investees          $ 10,179     $ 12,377     $ 13,763     $   (615)     $(20,980)        $ 11,008
Plus:  Fixed charges                                  718          810        1,406        1,874         2,960            1,807

                                                 --------     --------     --------     --------      --------         --------

                                                 $ 10,897     $ 13,187     $ 15,169     $  1,259      $(18,020)        $ 12,815
                                                 ========     ========     ========     ========      ========         ========

Fixed Charges:

Interest                                         $    250     $    157     $     78     $    370      $    856         $    327
Interest portion of rental expense*                   468          653        1,328        1,504         2,104            1,480

                                                 --------     --------     --------     --------      --------         --------

Total fixed charges                              $    718     $    810     $  1,406     $  1,874      $  2,960         $  1,807
                                                 ========     ========     ========     ========      ========         ========

Ratio of earnings to fixed charges                  15.18        16.28        10.79           **           ***             7.09
                                                 ========     ========     ========     ========      ========         ========

* Percent of interest in rental expense included in the calculation is a reasonable approximation of the interest factor.

** There was a deficiency of earnings available to cover fixed charges for the fiscal year ended March 31, 2002. Additional earnings of $615,000 would have achieved a ratio of 1:1.

*** There was a deficiency of earnings available to cover fixed charges for the fiscal year ended March 31, 2003. Additional earnings of $20,980,000 would have achieved a ratio of 1:1.